NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: May 12, 2003

CONTACT: Dale G. Rettinger - (304) 842-3597 http://www.petd.com

PDC Announces Acquisition of Producing Properties

BRIDGEPORT, W.Va. .... Petroleum Development Corporation (NASDAQ NMS:PETD) today announced it has executed an agreement to purchase natural gas properties in the Denver-Julesburg Basin in northeastern Colorado for $28 million from Williams Production RMT Company, a subsidiary of The Williams Companies, Inc. (NYSE:WMB) of Tulsa, OK. The effective date of the sale is April 1, 2003, and the transaction is expected to close in June.

The acquisition includes approximately 22.6 billion cubic feet (Bcf) of proved developed producing (PDP) and 3.4 Bcf of proved developed non-producing reserves (PDNP) from 166 wells. All of the reserves are natural gas. The acquired property may also include up to 150 additional locations, subject to approval of revised spacing from the State of Colorado. The estimated PDNP reserves are expected to be available through the use of additional equipment to remove produced water from wells, a technique that has already proven successful in a number of the wells being purchased.

This acquisition represents a 27% increase in the Company's PDP reserves, as compared to the 2002 year-end summary, and an increase of 15% in PDNP. Current daily production from the properties is approximately 6 million cubic feet. The Company's total production not including the new properties is currently about 22 million cubic feet of natural gas equivalents per day.

Steve Williams, President of Petroleum Development Corporation, remarked, "This acquisition fits nicely into our plan of continued production growth through acquisitions that enhance our existing producing regions and that add additional attractive drilling opportunities. Additionally, since the primary market for this gas is Panhandle Eastern which delivers gas to Midwestern gas markets, this acquisition increases the market diversity for our production. We expect this acquisition to be accretive to earnings in 2003."

Petroleum Development Corporation (www.petd.com) has been recognized by Forbes magazine as one of America's best-run, small-cap oil and gas companies for the past two years. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597